Exhibit 10.8

March 31, 2008

Paul Brehm

Dear Paul:

We are pleased to confirm our offer of employment for the position of Chief Actuary, Specialty Lines, reporting to Brian Poole. Your salary will be $9,615.38 each bi-weekly pay period, equivalent to $250,000 annually. To assist with your transition to OneBeacon you will also receive a supplemental bi-weekly bonus of $1,000 for the first 36 months of your employment.

From your first day of employment, you will be eligible to participate in OneBeacon's contributory health, dental and insurance plans, as well as the OneBeacon Employee Stock Ownership and 401(k) plans. You will be eligible for 26 Paid Time Off days annually. PTO is earned and credited pro rata during each bi-weekly paid period you work.

Your target bonus under the Management Incentive Plan (MIP) will be 50% of your annualized base salary for plan year 2008. An overall bonus pool is calculated based on company results. The allocation of the pool, if any, is based on achieving your business unit's goals and objectives as well as your own individual performance. Individual awards are determined by your management and the Board of Directors, in its sole discretion. The plan does not cap the amount that can be paid to any one participant.

You will receive a sign-on bonus in the amount of $200,000 (gross) which will be required to be repaid in full should you voluntarily leave OneBeacon and/or be terminated for cause within the first twelve months of employment and to be repaid at a rate of 50% within the second twelve months of employment.

You will also participate in the OneBeacon Long Term Incentive Plan. Subject to ratification by the Compensation Committee of the Board of Directors at the next regularly scheduled meeting, you will receive an initial allocation of performance shares with an at-target value of $375,000 for the three-year 2008-2010 award cycle. The performance shares have the potential to vest, assuming corporate performance goals are met, at the end of the three-year cycle, with payment made in early 2011. Payment is determined by the Board of Directors, in its sole discretion and is subject to all plan terms and conditions. We would expect you to be eligible for annual grants under this plan. Beginning with the 2009 grant we intend for at least 60% of your at-target LTI opportunity to be directly based on your business unit profits.

In the event your employment with OneBeacon is terminated for reasons other than cause including termination due to any prospective change in control, you will be eligible for severance pay equivalent to 52 weeks of base salary provided you execute and not rescind OneBeacon's Standard Agreement and Release.

OneBeacon is making this offer of employment based in part on your representation that you are not currently subject to a written employment contract with your current employer and that your employment with OneBeacon will not violate any restrictive covenants to which you have agreed. You may not bring any confidential or proprietary information from any former employer to OneBeacon, or use to the benefit of or disclose to OneBeacon any such information at any time. While still employed with your current employer, you may not engage in any activities that would be unfair or disloyal to them.

Please remember that this offer is contingent upon receipt of satisfactory references and the successful completion of background checks which may include criminal, credit, education and past employment.

Before you can start working at OneBeacon, we need to verify that you are legally eligible to work in the United States. You will receive a listing of acceptable forms of identification per the U.S. Department of Justice Immigration and Naturalization Form I-9 in your new hire packet. Please bring the appropriate identification with you on your first day.

The nature of our business is such that the relationship of our customers and agents is maintained through close personal contact with Company representatives. You will receive during your employment confidential information and knowledge about OneBeacon, our customers and business. In consideration of employment and the disclosure to you of OneBeacon’s confidential information you agree to the following restrictions on competition:

For a period of two years from the voluntary termination of your employment with OneBeacon or your termination for cause you shall not, directly or indirectly, (a) divert or attempt to divert any person, concern or entity which is furnished services by OneBeacon from doing business with OneBeacon or otherwise to change its relationship with OneBeacon; or (b) induce or attempt to induce any customer or supplier of OneBeacon to cease being a customer or supplier of OneBeacon or otherwise to change its relationship with OneBeacon; or (c) solicit or induce, or attempt to solicit or induce, any employee of OneBeacon to leave OneBeacon for any reason whatsoever, or hire or solicit the services of any employee of OneBeacon. A Competing Organization is any business, including but not limited to any insurance agency, insurance broker, insurance company or underwriter, which performs services or sells products materially similar to or competitive with those provided by the Company. I understand the purpose of this non-solicitation agreement is to protect OneBeacon from solicitation of its employees and business, defined as accounts by specific layer, not to inhibit my future employment. Consequently, I agree not to solicit directly or indirectly employees of OneBeacon, or specific accounts, defined by layer of such.

Paul, we are very excited at the prospect of you joining the OneBeacon team. If you have additional questions, please feel free to contact me directly at 781-332-7100.

Sincerely,

/s/ Thomas N. Schmitt

Thomas N. Schmitt
Chief Human Resources Officer

Please sign and fax back your acceptance to my attention at 866-242-4463.

Accepted:    /s/ Paul J. Brehm